Exhibit 4.2
Sky-mobi Limited this is certify that is/are the registered shareholders of: NO OF SHARES TYPE OF SHARE per value common date of record certificate number paid the above shares are subject to the memorandum and articles of association of the company and transerabel in accordance therewith DIRECTOR DIRECTOR / SECRETARY